Exhibit 10.16

Description of Employment Arrangement Between
TransnetYX Holding Corp. and Eric Altman

TransnetYX is not a party to an employment agreement with Mr. Altman, its Chief Financial Officer.  Effective September 1, 2013, Mr. Altman is a full-time, at-will employee of TransnetYX and is entitled to receive an annual base salary of $180,000.